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                                  EXHIBIT 11(a)


                       Consent of Coopers & Lybrand L.L.P.


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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A (File No. 33-21660) of AmSouth Mutual Funds of our report dated September 23, 1996 on our audits of the financial statements and financial highlights of the Prime Obligations Fund, the U.S. Treasury Fund, the Tax-Exempt Fund, the Bond Fund, the Limited Maturity Fund, the Government Income Fund, the Florida Tax-Free Fund, the Equity Fund, the Regional Equity Fund, and the Balanced Fund constituting the AmSouth Mutual Funds as of July 31, 1996 and for the periods then ended referred to in our report included in the Statement of Additional Information. We also consent to the references to our firm under the caption "Financial Highlights" in the Prospectuses for the Income Funds relating to the Bond Fund, the Limited Maturity Fund, the Government Income Fund, the Florida Tax-Free Fund and the Municipal Bond Fund; the Prospectus for the Capital Appreciation Funds relating to the Equity Fund, the Regional Equity Fund and the Balanced Fund; and the Prospectus for the Money Market Funds relating to the Prime Obligations Fund, the U.S. Treasury Fund and the Tax Exempt Fund, and under the caption "Auditors" in the Statement of Additional Information of AmSouth Mutual Funds in Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A (File No. 33-21660).



                                    /s/ COOPERS & LYBRAND L.L.P.


Columbus, Ohio
November 27, 1996